Exhibit 99.1

               EMBREX REPORTS FIRST-QUARTER 2005 FINANCIAL RESULTS

    RESEARCH TRIANGLE PARK, N.C., May 3 /PRNewswire-FirstCall/ -- Embrex(R), Inc., The In Ovo Company(R), (Nasdaq: EMBX) today announced financial results for the first-quarter ended March 31, 2005.

    Highlights

     - First-quarter 2005 total revenues up 7%, or $0.8 million, over the same period in 2004

     - First-quarter 2005 recurring device lease fees increase 10% over the same period in 2004

     - 64% of first-quarter 2005 revenue increase occurred outside the United States

                             Financial Summary Table
                                  Embrex, Inc.
                 Condensed Consolidated Statements of Operations
                     (In thousands except per share amounts)

                                                  Three Months Ended
                                                       March 31,
                                              ---------------------------
                                                      (Unaudited)
                                                  2005           2004
                                              ------------   ------------
Revenues                                            12,763         11,956
Cost of revenues                                     5,493          4,836
Gross profit                                         7,270          7,120
Operating expenses                                   6,304          5,396
Other income                                           143             32
Income before income taxes                           1,109          1,756
Income tax expense                                     499            647
Net income                                    $        610   $      1,109
Net income per share of Common Stock:
  Basic                                       $       0.08   $       0.14
  Diluted                                     $       0.07   $       0.13
No. of shares used in per share calculation:

  Basic                                              7,935          8,034
  Diluted                                            8,255          8,346

    Results for First-Quarter 2005
    For the quarter ended March 31, 2005, consolidated revenues were $12.8 million, a 7% increase compared to consolidated revenues of $12.0 million for the first-quarter of 2004.

    Product sales increased nearly two-and-one-half times in the first-quarter 2005 compared to the same period in 2004. First-quarter 2005 recurring device lease fees, a component of device revenues, generated 10%, or $1.0 million, more revenue than the first-quarter of 2004. These recurring fees generally contribute more than 90% of device revenues. Device revenues also include device sales, which tend to be sporadic in nature and which decreased $0.6 million in the first-quarter of 2005 compared to the first-quarter of 2004. Overall, device revenues totaled $11.9 million for the first-quarter of 2005 compared to $11.5 million for the same period in 2004, representing a 4% increase year over year.

    First-quarter 2005 gross profit was $7.3 million, up $0.2 million compared to the same period a year ago. This is primarily due to changes in Embrex's product mix, including lower device sales.

    Operating expenses increased $0.9 million, or 17%, to $6.3 million in the first-quarter of 2005 compared to $5.4 million during the same period in 2004. Details are described below.

    General and administrative ("G&A") expenses were approximately $2.6 million for both the first quarter of 2005 and 2004.

    Sales & Marketing expenses were $1.0 million during first quarter 2005, an increase of 52% or $0.3 million over the same period in 2004. The increase is due primarily to support business growth and pre-launch activities for the Inovocox(TM) vaccine.

    Research & Development ("R&D") expenses increased $0.6 million or 25% over first quarter 2004 expenses. This increase is primarily due to increases in staff and preliminary production-related expenses associated with the new Embrex Poultry Health Inovocox(TM) vaccine production facility and expenses related to the gender sort project.

    Income taxes totaled $0.5 million for first quarter 2005, which is $0.1 million lower than for the same period in 2004. The effective tax rate for first quarter 2005 is 45%, compared to 37% for the same period in 2004. In the first quarter of 2005, withholding taxes accounted for 17 percentage points of the 45% tax rate, and U.S. and non-U.S. income taxes represented the remaining 28 percentage points. In the first quarter of 2004, withholding taxes accounted for 7 percentage points of the 37% tax rate, and U.S. and non-U.S. income taxes represented the remaining 30 percentage points. Net operating loss carry-forwards used in 2004 to offset income taxes in non-U.S. jurisdictions are no longer available in 2005, which also contributes to the higher effective tax rate.

    Consolidated net income for the first-quarter 2005 decreased to $0.6 million as compared to 2004 first-quarter net income of $1.1 million. Diluted earnings per share were $0.07 for the first-quarter 2005 versus $0.13 for the same period in 2004. The $0.5 million decrease in net income is primarily attributable to the 2005 increase in operating expenses described above and the $0.6 million decrease in device sales and is partially offset by revenue growth.

    Embrex uses earnings before interest, taxes, depreciation and amortization (EBITDA) as an additional performance measure. Embrex believes that EBITDA, which is a non-GAAP financial measure, provides investors with supplemental information about its financial performance. In accordance with the Securities and Exchange Commission's Regulation G, the Company has provided a reconciliation of EBITDA to GAAP net income, following the financial statements below. EBITDA decreased $0.5 million to $2.7 million for the first- quarter of 2005 from $3.2 million for the same period in 2004 primarily due to the decrease in net income described above.

    At March 31, 2005, the Company's cash and cash equivalents totaled $3.2 million compared to $4.5 million at December 31, 2004. The decrease is primarily attributable to $2.6 million for purchases of devices and other capital items, as well as a $1.3 million reduction in non-debt current liabilities. In addition, the decrease in cash reflects a $0.5 million investment in patents and other non-current assets. This was partially offset by a $1.5 million increase in cash provided by the draw down of short-term debt, and another $2.2 million provided by net income after depreciation and amortization are added back.

    "While we continue to have concerns about how 2005 will unfold in terms of U.S. egg sets and avian influenza in Asia, the first three months of 2005 got us off to a good start," said Randall L. Marcuson, President and Chief Executive Officer. "While recurring device revenues and product sales increased by low double digits, that rate may not sustain itself over the year, but we believe a total revenue goal of $52.5 million or better for 2005 may be attainable. This revenue goal represents nearly an 8% increase over 2004."

    Conference Call Info
    Embrex's management, led by Mr. Marcuson, will discuss first-quarter financial results in a conference call on Wednesday, May 4 at 11:00 AM EDT. To join the conference call, dial (877) 866-3175 (domestic and Canada), or (706) 679-7358 (international), identify Randall Marcuson as the conference leader, and provide conference identification number 5447699. The live conference call will be publicly available online at www.embrex.com . Click the Investor Info button and then on the Live Webcast icon. A telephone replay will be available from 2 p.m. EDT May 4 to midnight EDT May 18, by dialing 800-642- 1687 (domestic and Canada), or (706) 645-9291 (international), conference ID 5447699 A replay of the call can also be accessed via the company's website using the same instructions as above for the live webcast.

    About Embrex
    Now in its 20th year, Embrex(R), Inc., The In Ovo Company(R), headquartered in Research Triangle Park, NC, is an international agricultural biotechnology company engaged in the development of innovative in ovo (in the egg) solutions that meet the needs of today's global poultry industry. The company's unique integration of several scientific and engineering disciplines enables it to be the leading provider of in ovo, value-added solutions with its automated injection and detection devices as well as its select vaccines. For additional information, visit the company web site at www.embrex.com .

    The tables attached to this release are an integral part of this release. This release contains forward-looking statements, including statements with respect to future financial results, products, services, and markets. These statements involve risks and uncertainties that could cause actual results to differ materially. Risks include without limitation the degree of growth in the poultry industry in the U.S. and globally, competition arising in the United States, possible decreases in production by our customers, avian disease outbreaks in Embrex's markets, market acceptance and cost of expansion in new geographic markets and with new products, such as Newplex(TM), including the Company's ability to penetrate new markets and the degree of market acceptance of new products, the complete commercial development of potential future products on a cost effective basis, including Gender Sort and Inovocox(TM), and the ability to obtain regulatory approval of products. Such approval is dependent upon a number of factors, such as results of trials, the discretion of regulatory officials, and potential changes in regulations. Additional information on these risks and other factors, which could affect the Company's financial results, is included in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission.

    Embrex(R), Inovoject(R), Bursaplex(R), Newplex(TM), Egg Remover(R), Vaccine Saver(R), Inovocox(TM), and The In Ovo Company(R) are trademarks of Embrex, Inc.

    Financial Tables Follow

    Please see Embrex's Form 10-Q filed with the SEC for detailed GAAP financial statements.

                      Consolidated Statement of Operations
                     (In thousands except per share amounts)

                                                  Three Months Ended
                                                       March 31,
                                              ---------------------------
                                                      (Unaudited)
                                                  2005           2004
                                              ------------   ------------
Revenues
  Device revenues                             $     11,922   $     11,501
  Product sales                                        699            292
  Other revenue                                        142            163
Total revenues                                      12,763         11,956

Cost of device revenues and product sales            5,493          4,836
Gross profit                                         7,270          7,120

Operating expenses:

  General & administrative                           2,574          2,552
  Sales & marketing                                    979            645
  Research & development                             2,751          2,199
Total operating expenses                             6,304          5,396

Operating income                                       966          1,724

Other income (expense)

  Interest income                                       22             21
  Interest expense                                      (6)           (12)
  Foreign currency gain                                127             23
Total other income (expense)                           143             32

Income before income tax expense                     1,109          1,756

Income tax expense (benefit)                           499            647

Net income                                    $        610   $      1,109
Net income per share of Common Stock:
  Basic                                       $       0.08   $       0.14
  Diluted                                     $       0.07   $       0.13

No. of shares used in per share calculation:
  Basic                                              7,935          8,034
  Diluted                                            8,255          8,346

EBITDA                                        $      2,659   $      3,165

                   GAAP Reconciliation of Net Income to EBITDA
                                 (In thousands)

                                                  Three Months Ended
                                                       March 31,
                                              ---------------------------
                                                  2005           2004
                                              ------------   ------------
Net income                                    $        610   $      1,109
Add back:
Depreciation and amortization                        1,544          1,397
Interest expense                                         6             12
Income tax expense (benefit)                           499            647
EBITDA                                        $      2,659   $      3,165

                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                               March 31,     December 31,
                                                  2005           2004
                                              ------------   ------------
                                              (unaudited)
ASSETS
  Current assets                              $     18,935   $     19,507
  Non-current assets                                44,479         43,073
Total assets                                  $     63,414   $     62,580

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                         $      7,206   $      7,040
  Non-current liabilities                            8,422          8,518
  Shareholders' equity                              47,786         47,022
Total liabilities and shareholders' equity    $     63,414   $     62,580

                 Condensed Consolidated Statements of Cash Flows
                                 (in thousands)
                                   (unaudited)

                                                  Three Months Ended
                                                       March 31,
                                              ---------------------------
                                                  2005           2004
                                              ------------   ------------

Net cash provided by operating activities     $        310   $      2,508
Net cash used in investing activities               (3,008)        (2,302)
Net cash provided by (used in)
 financing activities                                1,542           (476)
Decrease in cash and cash equivalents               (1,156)          (270)
Currency translation adjustments                       (67)            95
Cash and cash equivalents at beginning of
 period                                              4,469          9,629
Cash and cash equivalents at end of period    $      3,246   $      9,454

     CONTACT:  Ellen Corliss Moore
               Vice President, Investor Relations
               & Corporate Communications

               (919) 314-2561

SOURCE  Embrex, Inc.
    -0-                             05/03/2005
    /CONTACT: Ellen Corliss Moore, Vice President, Investor Relations & Corporate Communications of Embrex, Inc., +1-919-314-2561/
    /Web site:  http://www.embrex.com /
_